Exhibit 10.4

MERQUEO EMPLOYEE STOCK OPTION PLAN

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of [____], 20[ ], between Merqueo Holdings, a Cayman Islands exempted company and any successor thereto (the “Company”), and ________________ ( the “Optionee”).

The Company and Optionee desire to enter into this Agreement whereby the Company will grant Optionee the options specified herein to acquire certain shares of the Company’s Common Stock. Defined terms used in this Agreement without definition will have the meanings ascribed thereto in the Company’s Employee Stock Option Plan (the “Plan”), a copy of which is attached hereto as Exhibit A or any modification it may have from time to time. In the event a provision of this Agreement is inconsistent or conflicts with the provisions of the Plan, the provisions of the Plan will govern and prevail.

The parties hereto agree as follows:

1.	Plan Acknowledgment. Each of the undersigned agree that this Agreement has been executed and delivered, and the Options have been granted hereunder, in connection with and as a part of the compensation and incentive arrangements between the Company and Optionee and, except as otherwise specified herein, pursuant to each of the terms and conditions of the Plan. However, any of the provisions contained in this Agreement or even its existence may be considered as the provision by the Company or any of its Subsidiaries of a retribution consistent in or part of the salary or monthly basis wage pursuant to the applicable law. This Agreement does not have a salary nature for any labor or benefit purposes, in accordance with applicable law, and it is granted exclusively under the condition that it be considered as an additional benefit of a non-salary nature.

2.	Grant of Option. The Company hereby grants to Optionee, pursuant to the Plan, an option to purchase up to [_____] shares of Common Stock (the “Options” and such shares underlying the Option, the “Option Shares”).

3.	Grant Date; Vesting Commencement Date. The Grant Date of the Options hereby granted is [DATE], 2022. The Vesting Commencement Date of the Options hereby granted is [●].

4.	Exercise Price. The Exercise Price of each share of Common Stock underlying the Options hereby granted is $[●].

5.	Vesting of the Option.

a.	Subject to the Optionee’s Continuous Services Status from the Date of Grant through the applicable vesting date, the Options shall vest as follows: [●].

6.	Discretion to Accelerate Vesting: Notwithstanding the foregoing Section 5, the Committee may, in its sole discretion, provide for accelerated vesting of any portion of the Options at any time and for any reason.

7.	Expiration of the Option. An Optionee’s Options, whether vested or unvested, shall expire on the 10th anniversary of their Grant Date, unless such Options expire earlier as provided below.

8.	Exercise of Option. These Options shall be exercisable during the term of the Agreement, once vested in accordance with the Vesting Schedule set out in the Section 5 above, in accordance with the provisions of Section 6.5 of the Plan or otherwise as set forth below:

a.	Right to Exercise.

i.	These Options may not be exercised for a fraction of a share.

ii.	In the event of Optionee’s death, Disability or other termination of Continuous Service Status, the exercisability of these Options is governed by Section 12 and Section 13 below, subject to the limitations contained in this Section 8.

iii.	In no event may these Options be exercised after the Expiration Date set forth in Section 7.

iv.	In the event Optionee exercises these Options prior to an Initial Public Listing, Optionee shall be required to execute a joinder to the Shareholders Agreement among Merqueo Holdings and the other parties thereto dated [●] (as may be further amended or restated from time to time) or any successor agreement thereto, and any other documentation requested by the Committee, in order to effectuate the exercise of the Options as contemplated by this Section 8 and the Plan.

b.	Method of Exercise.

i.	These Options shall be exercisable by delivering written and signed (including electronically, if permitted by the Company) notice of exercise (which may be in electronic form) to the Company to the email notificacionesjudiciales@merqueo.com, or by any other form of notice approved for such purpose by the Company which shall state Optionee’s election to exercise these Options, the number of Shares in respect of which these Options are being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. The giving of such notice shall be deemed to be an undertaking to make payment of the aggregate Exercise Price for the purchased Shares (as described in Section 4 hereof) and to satisfy any applicable Tax-Related Items (as defined below).

ii.	Subject to compliance with Applicable Laws, these Options shall be deemed to be exercised upon receipt by the Company of the appropriate notice of exercise (as described in Section 8(b)(i) hereof).

9.	Method of Payment. Payment of the Exercise Price shall be made by a method described in Section 6.4 of the Plan, as determined by the Administrator.

10.	Responsibility for Taxes.

a.	As a condition of the grant, vesting and exercise of these Options, Optionee acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social security contributions (including the Company’s social security contributions to the extent such amounts may be lawfully recovered from or borne by the Optionee), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (or any equivalent or similar taxes, contributions or other relevant tax-related items in any relevant jurisdiction) or required deductions, withholdings or payments legally applicable to him or her and related to the grant, vesting or exercise of the Options, the issuance, holding or subsequent sale of the Option Shares, or the participation in the Plan (“Tax-Related Items”) is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company. Optionee further acknowledges and agrees that Optionee is solely responsible for filing all relevant documentation that may be required in relation to these Options or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company), such as, but not limited to, personal income tax returns or reporting statements in relation to the grant, vesting or exercise of these Options, the issuance or holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends.

b.	Optionee further acknowledges that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of these Options, the issuance, holding or subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of these Options to reduce or eliminate Optionee’s liability for Tax-Related Items or achieve any particular tax result. Optionee also understands that Applicable Laws may require varying Option or Share valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of Optionee under Applicable Laws.

c.	By entering into this Agreement, Optionee agrees to indemnify the Company and any relevant Parent, Subsidiary or Affiliate, against all and any liability for any taxes or Tax-Related Items which may arise in respect of, or in connection with, this Option (or, for the avoidance of doubt, any option granted or provided to Optionee by way of rollover, assumption or replacement of these Options) or the Shares (or, for the avoidance of doubt, other shares or securities) issued or transferred pursuant to the exercise of these Options (or, for the avoidance of doubt, any option granted or provided to Optionee by way of rollover, assumption or replacement of these Options).

d.	Further, if Optionee is subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Optionee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

e.	Prior to the relevant taxable or tax withholding event, as applicable, Optionee agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, pursuant to this Agreement and subject to Applicable Laws, Optionee authorizes the Company, or its respective agents, at their discretion, to satisfy Optionee’s Tax Withholding Obligations by (i) withholding or deducting from Optionee’s wages or other compensation paid to Optionee by the Company, (ii) withholding from proceeds of the sale of Shares acquired at exercise of this Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization) without further consent, (iii) withholding Shares that would otherwise be issued upon exercise of the Options or (iv) such other method as determined by the Company.

f.	Depending on the method of satisfying the Tax Withholding Obligations, the Company may pay, withhold or account for such Tax Withholding Obligations by considering applicable minimum statutory withholding amounts or other applicable tax or withholding rates, including maximum applicable rates, in which case Optionee will (depending on the laws of the relevant jurisdiction) receive a refund of any over-withheld or over-paid amount in cash or otherwise be able to claim relief in respect of any such over-withheld or over-paid amount, and will in any event have no entitlement to the Share equivalent.

g.	Optionee agrees to pay to the Company any amount of Tax Withholding Obligations that the Company may be required to pay, withhold or account for as a result of Optionee’s receipt, vesting or exercise of this Option, the issuance or holding of Shares subject to the Options and/or the disposition of such Shares or Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Optionee fails to comply with his or her obligations in connection with the Tax Withholding Obligations.

h.	Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s receipt, the vesting and/or exercise of the Options, the issuance or holding of Shares subject to the Option and/or the disposition of such Shares. Optionee represents that Optionee has consulted any tax consultants Optionee deems advisable in connection with the receipt, vesting and/or exercise of the Options, the issuance or holding of Shares subject to the Options and/or the disposition of such Shares and that Optionee is not relying on the for any tax advice.

11.	Nature of Grant. In accepting these Options, Optionee acknowledges, understands and agrees that:

a.	the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

b.	the grant of these Options is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

c.	all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Committee;

d.	Optionee is voluntarily participating in the Plan;

e.	these Options, the Option Shares that are subject to the Options or that were issued pursuant to the exercise of the Options, are not intended to replace any pension rights or compensation and are outside the scope of Optionee’s employment contract, if any;

f.	these Options, the Option Shares that are subject to the Options or that were issued pursuant to the exercise of the Options, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; and

g.	unless otherwise provided in the Plan or by the Company in its discretion, these Options and the benefits evidenced by this Agreement do not create any entitlement to have these Options or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

12.	Termination of Relationship. Following the termination of Optionee’s Continuous Service Status, (a) Optionee may exercise the vested portion of these Options only as set forth in the Section 6.6 of the Plan and (b) the unvested portion of these Options will immediately terminate. If Optionee does not exercise these Options within the applicable post-termination exercise period set forth in the Plan, these Options shall terminate in their entirety. In no event may any of the Options be exercised after the Expiration Date of these Options as set forth in herein. To the extent permitted by Section 409A of the Code, is applicable, if Optionee ceases to be an Employee but continues, or simultaneously commences, services as a Non-Employee Director, Optionee shall not be deemed to have had a termination of Continuous Service Status for purposes of this Agreement.

13.	Right to Purchase Option Shares Upon Optionee’s Termination.

a.	Upon Optionee’s termination of employment that constitutes a separation from service with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code (a “Repurchase Event”), (i) all or any part of the Option Shares issued or issuable upon exercise of Optionee’s vested Options, whether held by Optionee or by one or more of Optionee’s transferees, will be subject to repurchase, at the price determined in accordance with the provisions of Section 14 hereof, in each case by the Committee pursuant to the terms and conditions set forth in this Section 13 (the “Repurchase Option”) and (ii) all of the unvested Options (whether held by Optionee or one or more of Optionee’s transferees) shall automatically be forfeited, effective as of the date on which Optionee’s Continuous Service Status terminates (the “Termination Date”), without any action on the part of Optionee or the Company and without any consideration payable to Optionee or any of Optionee’s transferees and after the Termination Date shall not be outstanding for any purpose.

b.	The Committee may elect to have the Company purchase all or any portion of the Option Shares by delivery of written notice (the “Repurchase Notice”) to Optionee and any other holders of the Option Shares within 181 days after the post-termination exercise date. The Repurchase Notice shall set forth the number of Option Shares to be acquired from Optionee and such other holder(s), the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction. The number of Option Shares to be repurchased by the Committee shall first be satisfied to the extent possible from the Option Shares held by Optionee at the time of delivery of the Repurchase Notice. If the number of Option Shares then held by Optionee is less than the total number of Option Shares the Committee has elected to purchase, then the Committee shall purchase the remaining shares elected to be purchased from the other holders thereof, pro rata according to the number of shares held by each such holder at the time of delivery of such Repurchase Notice (determined as close as practical to the nearest whole shares).

c.	The closing of the purchase of Option Shares pursuant to this Section 13 shall take place on the date designated by the Committee in the Repurchase Notice or Supplemental Repurchase Notice, which date shall not be more than 30 days after the delivery of the later or either such notice to be delivered. At the closing, the purchaser or purchasers shall pay the purchase price in the manner specified in Section 14(b) and Optionee and any other holders of Option Shares being purchased shall deliver the certificate or certificates (to the extent certificated) representing such shares to the purchaser or purchasers or their nominees, accompanied by duly executed stock powers. Any purchaser of Option Shares under this Section 13 shall be entitled to receive customary representations and warranties from Optionee and any other selling holders of Option Shares regarding the sale of such shares and to require all sellers’ signatures to be guaranteed by a national bank or reputable securities broker.

d.	Upon delivery of the Repurchase Notice or Supplemental Repurchase Notice, as applicable, then from and after such time, the holder of such Option Shares from whom such securities are to be purchased shall cease to have any rights as a holder of such securities (other than the right to receive payment of such consideration in accordance with Section 14 below), and such securities shall be deemed purchased in accordance with the applicable provisions hereof and the purchaser thereof shall be deemed the owner (of record and beneficially) and holder(s) of such securities, whether or not the certificate representing such Option Shares has been delivered as required by this Agreement.

e.	Any election by the Committee to have the Company purchase Option Shares pursuant to this Section 13 shall be revocable the Committee (with respect to all or any portion of the Option Shares elected to be purchased) at any time prior to the closing of such purchase, without any liability whatsoever to the Committee in respect of the rights and obligations in this Section 13.

14.	Purchase Price for Option Shares.

a.	In the event that (i) the termination of Optionee’s Continuous Service Status is effected by a termination of Optionee’s employment for Cause or (ii) prior to the consummation of any repurchase, Optionee violates any agreement Optionee has with the Company in respect of non-competition, non-solicitation, confidentiality or the like , the purchase price for each Option Share (whether vested or unvested) shall be equal to the lower of (1) the exercise price paid by Optionee for such Option Share and (2) the Fair Market Value thereof as of the Termination Date. If the events described in the immediately preceding sentence have not occurred prior to the consummation of a repurchase, the purchase price in any repurchase for each vested Option Share shall be the Fair Market Value thereof as of the Termination Date and each unvested Option Share shall be forfeited and cancelled as of the Termination Date.

b.	If the Committee elects to have the Company purchase all or any part of the Option Shares, including Option Shares held by one or more transferees, the Committee shall pay for such Option Shares by first offsetting amounts outstanding under any bona fide debts owed by Optionee to the Company or any of its Subsidiaries or Affiliates, with the balance to be paid by delivery of a check or wire transfer of funds to the extent such payment would not cause the Company or any of its Subsidiaries or Affiliates to violate Applicable Laws and would not cause the Company or any of its Subsidiaries or Affiliates to breach any agreement to which it is a party relating to indebtedness for borrowed money or other material agreement (including any restricted payment covenant prohibiting direct or indirect distributions to the Company in order to effectuate such repurchase) (each such restriction, a “Restricted Payment Covenant”). If any such Restricted Payment Covenants prohibit the repurchase of Option Shares hereunder which the Company is otherwise entitled to make, the time periods provided in this Section 14 shall be tolled, and the Committee may make such repurchases as soon as it is permitted to do so under such restrictions. In addition, if any such Restricted Payment Covenant prohibits the repurchase of Option Shares hereunder with a check or wire transfer of funds, or if the Company otherwise does not have sufficient available cash as determined by the Committee, then the Committee may make such repurchase of Option Shares with a five-year junior subordinated note payable on the earlier to occur of maturity and the consummation of a Change of Control, bearing interest (payable at maturity or upon the consummation of a Change of Control, as the case may be) at a simple rate per annum equal to the Prime Rate as of the Termination Date (a “Junior Subordinated Note”). Any Junior Subordinated Note issued by the Company pursuant to this Section 14(b) shall be subject to any Restricted Payment Covenants and any subordination provisions required by the Company’s and its Subsidiaries’ and Affiliates’ senior and subordinated lenders and may be prepaid without premium or penalty at the election of the Company to the extent permitted by the Company’s and its Subsidiaries’ and Affiliates’ loan agreements and related documents with the Company’s and its Subsidiaries’ and Affiliates’ senior and subordinated lenders.

15.	Effect of Agreement. Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts these Options and agrees to be bound by its contractual terms as set forth herein and in the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Administrator regarding any questions relating to these Options. In the event of a conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall prevail.

16.	Data Privacy.

Optionee understands that the Company may hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor (“Data”), including, as the case may be, sensitive information pertaining to disability claims, to the extent necessary for the sole purpose of implementing, administering and managing the Plan.

Optionee understands that Data will be transferred to such stock plan service provider as may be selected by the Company, presently or in the future, which may be assisting the Company with the implementation, administration and management of the Plan, to the extent necessary and for the sole purpose of the administration and management of the Plan. Optionee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Optionee’s country.

17.	Restrictive Covenants. Optionee acknowledges that, as a condition to the grant of the Options, Optionee will enter into a restrictive covenants agreement in the form required by the Company in its sole discretion.

18.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan, or Optionee’s acquisition or sale of any Shares issued pursuant to the exercise of these Options. Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before accepting the Options or taking any action related to the Options or the Plan.

19.	Miscellaneous.

a.	Governing Law and Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Cayman Islands, without giving effect to principles of conflicts of law. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit and consent to the sole and exclusive jurisdiction of [[●] located in [●] and appellate courts thereof, and no other courts, where this grant is made and/or to be performed.]

b.	Entire Agreement; Enforcement of Rights; Amendment. This Agreement, together with the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior or contemporaneous discussions between them. Except as contemplated by the Plan, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement to the extent it would materially and adversely affect the rights of Optionee. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Optionee, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with the Option.

c.	Severability. If one or more provisions of this Agreement or the Plan are held to be unenforceable under Applicable Laws, the parties agree to renegotiate such provision in good faith. In the event that the parties do not reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement and the Plan, (ii) the balance of this Agreement and the Plan shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement and the Plan shall be enforceable in accordance with its terms.

d.	Language. If Optionee has received this Agreement, the Plan or any other document related to these Options and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

e.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, on these Options and Option Shares or Shares that were issued pursuant to the exercise of an Option to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Optionee also acknowledges that the Applicable Laws of the country in which Optionee is residing or working at the time of grant, vesting and exercise of an Option or the sale of Shares received pursuant to the Options (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Optionee to additional procedural or regulatory requirements that Optionee is and will be solely responsible for and must fulfill.

f.	Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email or fax, or forty-eight (48) hours after being deposited in the U.S. mail or a comparable foreign mail service, as certified or registered mail, with postage or shipping charges prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address, email or fax number set forth in the Company’s books and records.

g.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile, email or other electronic execution and delivery of this Agreement (including but not limited to execution by electronic signature or click-through electronic acceptance) shall constitute valid and binding execution and delivery for all purposes and shall be deemed to be, and have the effect of, an original signature.

h.	Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Optionee under this Agreement may only be assigned with the prior written consent of the Company.

i.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver to Optionee by email or any other electronic means any documents, elections or notices related to this Agreement, the Option, the Shares issued pursuant to the exercise of the Options, Optionee’s current or future participation in the Plan, securities of the Company or any other matter, including documents, elections and/or notices required to be delivered to Optionee by applicable securities law or any other Applicable Laws or the Company’s Certificate of Incorporation or Bylaws. By accepting this Agreement, whether electronically or otherwise, Optionee hereby consents to receive such documents and notices by such electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

j.	Supersede and Previous Agreements. The Optionee and the Company expressly agree that this Agreement supersedes and replaces in its entirety any existing previous document or similar agreement executed among the parties or by any related company or parent company of the Company with the intent that the Optionee acquires certain shares of the Company’s Common Stock or common stock of said related parties.

* * * * *

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

MERQUEO HOLDINGS

By:
Name:	Felipe Ossa Rodriguez
Title:	CEO

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

[INSERT OPTIONEE NAME]

By:
Name:

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